Exhibit (a)(1)(E)

[Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees]

Offer To Purchase For Cash
Ordinary Shares represented by American Depositary Shares
of
CRUCELL N.V.
at
€24.75 NET PER AMERICAN DEPOSITARY SHARE
Pursuant to the Offer Document dated December 8, 2010
by
JJC ACQUISITION COMPANY B.V.
a wholly-owned subsidiary of
JOHNSON & JOHNSON

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 17:45 HOURS DUTCH TIME (11:45 A.M. NEW YORK TIME), ON FEBRUARY 16, 2011, UNLESS THE OFFER IS EXTENDED.

December 8, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by JJC Acquisition Company B.V., a private company with limited liability incorporated under the laws of the Netherlands (the “Offeror”) and a wholly-owned subsidiary of Johnson & Johnson, a New Jersey corporation, to act as Information Agent in connection with the offer (the “Offer”) by the Offeror to acquire all of the issued and outstanding Ordinary Shares, nominal value €0.24 per share (“Ordinary Shares”), of Crucell N.V., a public limited liability company incorporated under the laws of the Netherlands (the “Company”), and all of the outstanding American depositary shares of the Company (“ADSs”), each of which represents one Ordinary Share, for the U.S. dollar equivalent of €24.75 per ADS, calculated by using the spot market exchange rate for the U.S. dollar against the Euro on the date on which funds are received by Computershare Trust Company N.A. (the “U.S. Settlement Agent”) to pay for ADSs upon completion of the Offer, net to the applicable ADS holder in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions and restrictions of the Offer, as described in the Offer Document, dated December 8, 2010 (the “Offer Document”), and the related ADS Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer Document;

2. The ADS Letter of Transmittal for your use in accepting the Offer and tendering ADSs and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup withholding of U.S. federal income tax;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if (i) ADSs are not immediately available, (ii) time will not permit all required documents to reach the U.S. Settlement Agent before the time at which the Offer expires or (iii) the procedure for book-entry transfer of ADSs cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the U.S. Settlement Agent for your use only.

This letter, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and the form letter which may be sent to your clients pertain only to holders of ADSs and ADSs represented by ADRs, wherever located.

Certain conditions to the Offer are described in Section 7.5 of the Offer Document.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 17:45 hours Dutch time (11:45 a.m. New York time), on February 16, 2011, unless the Offer is extended. No withdrawal rights will apply to ADSs tendered during the Subsequent Offer Period (as defined in Section 6.3.6 of the Offer Document), if any.

For ADSs to be properly tendered pursuant to the Offer, the holder of such ADSs must either (a) deliver to the U.S. Settlement Agent a properly completed and duly executed ADS Letter of Transmittal, together with any required signature guarantees and any other required documents, and the ADRs evidencing the ADSs tendered or (b) deliver to the U.S. Settlement Agent either (1) a properly completed and duly executed ADS Letter of Transmittal, together with any required signature guarantees, or (2) an Agent’s Message (as defined in Section 4 of the Offer Document), in the case of clauses (1) and (2), together with any other required documents, and must transfer the ADSs tendered pursuant to the procedures for book-entry transfer set forth in Section 6.3.3 of the Offer Document and in the ADS Letter of Transmittal. A tender by book-entry transfer will be complete upon receipt by the U.S. Settlement Agent of a book-entry confirmation, in each case prior to the expiration of the Offer.

Neither the Offeror nor Johnson & Johnson will pay any fees or commissions to any broker or dealer or other person (other than to the U.S. Dealer Manager, the Dutch Settlement Agent, U.S. Settlement Agent and the Proxy Solicitor and Information Agent and as set forth in the Offer Document) in connection with the solicitation of tenders of Ordinary Shares and ADSs pursuant to the Offer.

The Offeror will not pay any stock transfer taxes applicable to its purchase of ADSs pursuant to the Offer.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Proxy Solicitor and Information Agent at the addresses and telephone numbers set forth below.

Very truly yours,

Georgeson Securities Corporation

Nothing contained herein or in the enclosed documents shall render you the agent of the Offeror, the U.S. Dealer Manager, the Dutch Settlement Agent, the U.S. Settlement Agent, the Proxy Solicitor and Information Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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